Exhibit 23.4

Consent of Deloitte Touche Tohmatsu CPA Ltd.,

Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-147620 on Form F-1 of our report dated November 26, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the convenience translation of Renminbi amounts into U.S. dollar amounts in the financial statements and the adoption of fair value accounting for share-based compensation under Statement of Financial Accounting Standard No. 123R, “Share-Based Payment”), relating to the consolidated financial statements and the related financial statement schedule of ChinaEdu Corporation, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Condensed Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

December 4, 2007